AMENDMENT TO MANAGEMENT AGREEMENT

Dated July 26, 2007

Reference is made to the Management Agreement (the “Agreement”), dated March 30, 2007, by and between ZelnickMedia Corporation, a New York corporation (“ZelnickMedia”) and Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”).

The Agreement provides in section 6 that certain equity interests will be issued to ZelnickMedia by the Company not later than 150 days after March 30, 2007. ZelnickMedia and the Company have agreed to the following amendments to the Agreement in respect of those interests:

1. Date of Grant and Determination. The options described in section 6(i) of the Agreement shall be issued on August 27, 2007 (the 150th day following March 30, 2007). In addition, the number of shares of restricted stock to be issued by the Company to ZelnickMedia under section 6(ii) of the Agreement shall be determined as if they were issued on August 27, 2007, but will not be issued until the earlier of (x) the approval by the stockholders of the Company of a stock incentive plan authorizing the grant of those shares or specific stockholder approval of the issuance of those shares, or (y) October 31, 2007.

2. Issuance of Restricted Stock. The Company will use commercially reasonable efforts to obtain stockholder approval of a stock incentive plan authorizing the grant of the shares of restricted stock to be issued pursuant to section 6(ii) of the Agreement or specific stockholder approval of the issuance of those shares by not later than October 31, 2007.

3. Calculation of Outstanding Stock. For all purposes under section 6 of the Agreement, the “outstanding common stock of the Company on a fully diluted basis” to be used to calculate the option shares and shares of restricted stock to be issued to ZelnickMedia shall be determined as of the date of this amendment (as opposed to the issuance date of those shares or options, or any other date).

Except as expressly provided herein, the Agreement remains unchanged and in full force and effect. This amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

ZELNICKMEDIA CORPORATION By: /s/ Ben Feder Name: Ben Feder Title:

TAKE-TWO INTERACTIVE SOFTWARE, INC. By: /s/ Seth D. Krauss Name: Seth D. Krauss Title: Executive Vice President and General Counsel